Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128632 and 333-128630 on Form S-8 of our report dated March 6, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2), relating to the consolidated financial statements of TRX, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of TRX, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 6, 2012